Exhibit 99.1

TIGRENT INC. AND SUBSIDIARIES

Consolidated Financial Statements

For the period ended September 30, 2014

TIGRENT INC. AND SUBSIDIARIES

Cape Coral, FL

2

TIGRENT INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

Unaudited

(In thousands)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$4,569	$5,554
Restricted cash	2,489	3,061
Deferred course expenses	9,453	14,222
Prepaid expenses and other current assets	2,920	2,029
Income taxes receivable	28	72
Inventory	202	203
Total current assets	19,661	25,141
Property and equipment, net	1,364	1,292
Other assets	245	227
Total assets	$21,270	$26,660

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,403	$2,167
Royalties payable	111	186
Accrued course expenses	1,275	1,141
Accrued salaries, wages and benefits	869	530
Other accrued expenses	2,769	2,221
Long-term debt, current portion	9	1,208
Deferred revenue	59,308	73,262
Total current liabilities	67,744	80,715
Long-term debt, net of current portion	54	427
Deferred revenue, net of current portion	239	173
Other long-term liabilities	63	61
Total liabilities	68,100	81,376

Stockholders’ deficit:
Preferred stock, no par value, 10,000,000 shares authorized, none issued	-	-
Common stock, no par value, 25,000,000 shares authorized, 14,928,469 and 14,868,469 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	7,825	7,825
Additional paid-in-capital	2,723	2,702
Cumulative foreign currency translation adjustment	(351)	(806)
Accumulated deficit	(57,027)	(64,437)
Total stockholders’ deficit	(46,830)	(54,716)
Total liabilities and stockholders’ deficit	$21,270	$26,660

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

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TIGRENT INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Unaudited

( In thousands, except per share data)

	Nine months ended September 30,
	2014	2013
Revenue	$74,957	$64,523
Direct course expenses	34,006	30,948
Advertising and sales expenses	17,069	17,009
Royalty expense	5,479	5,135
General and administrative expenses	12,608	10,210
Income from operations	5,795	1,221
Other income (expense):
Forgiveness of debt	-	1,652
Litigation settlement	1,300	-
Other income (expense), net	348	680
Income before income taxes	7,443	3,553
(Provision) benefit for income taxes	(33)	302
Net income from continuing operations	7,410	3,855
Loss from discontinued operations	-	(131)
Loss from disposal of discontinued operations	-	(394)
Loss on discontinued operations	-	(525)
Net income	$7,410	$3,330

Basic weighted average net income (loss) per share attributable to common stockholders:
From continuing operations	$0.50	$0.26
From discontinued operations	$0.00	$(0.04)
Net income attributable to Tigrent Inc.’s common stockholders	$0.50	$0.22

Diluted weighted average net income (loss) per share attributable to common stockholders:
From continuing operations	$0.47	$0.25
From discontinued operations	$0.00	$(0.03)
Net income attributable to Tigrent Inc.’s common stockholders	$0.47	$0.22

Basic weighted average shares outstanding	14,911	14,808
Diluted weighted average shares outstanding	15,878	15,629

Comprehensive income (loss):
Net income	$7,410	$3,330
Foreign currency translation adjustment	455	94
Comprehensive income	$7,865	$3,424

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

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TIGRENT INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

Unaudited

(In thousands)

	Nine months ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$7,410	$3,330
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	165	220
Share-based compensation expense	21	-
Loss on disposition of assets	-	14
Deferred income taxes	2	(369)
Forgiveness of debt	-	(1,652)
Litigation settlement	(1,300)	-
Loss on sale of discontinued operations	-	525
Changes in operating assets and liabilities:
Restricted cash	572	(1,150)
Deferred course expenses	4,765	234
Prepaid expenses and other current assets	(891)	(270)
Income taxes receivable	44	1,577
Inventory	1	44
Deposits with credit card processors	-	1,603
Restricted cash required by related party	-	1,578
Other assets	(14)	(112)
Accounts payable	1,236	(66)
Royalties payable	(75)	3,718
Accrued course expenses	134	123
Accrued salaries, wages and benefits	339	124
Other accrued expenses	548	(900)
Deferred revenue	(13,888)	(3,627)
Net cash (used in) provided by operating activities	(931)	4,944
Cash flows from investing activities:
Purchases of property and equipment	(237)	(152)
Net cash used by investing activities	(237)	(152)
Cash flows from financing activities:
Proceeds from issuance of debt	65	-
Payments on debt	(337)	(935)
Net cash used by financing activities	(272)	(935)
Effect of foreign currency exchange rates on cash and cash equivalents	455	(93)
Net (decrease) increase in cash and cash equivalents	(985)	3,764
Cash and cash equivalents at beginning of period	5,554	2,605
Cash and cash equivalents at end of period	$4,569	$6,369
Supplemental disclosure on non-cash activity:
Conversion of long-term debt to equity ownership	$-	$4,650
Note receivable on sale of discontinued operations	$-	$775
Cash paid for interest	$36	$142
Cash paid (received) for income taxes	$1	$(1,435)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

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TIGRENT INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Changes in Stockholders' Deficit

Unaudited

(In thousands)

	Tigrent Inc.
				Cumulative
				foreign
			Additional	currency		Total
	Common Stock		paid-in	translation	Accumulated	stockholders'
	Shares	Amount	capital	adjustment	deficit	deficit
Balance at December 31, 2013	14,868	$7,825	$2,702	$(806)	$(64,437)	$(54,716)

Stock-based compensation expense	60	-	21	-	-	21
Foreign currency translation adjustment	-	-	-	455	-	455
Net income	-	-	-	-	7,410	7,410
Balance at September 30, 2014	14,928	$7,825	$2,723	$(351)	$(57,027)	$(46,830)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

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TIGRENT INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1—Business Description and Basis of Presentation

These interim financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position of Tigrent Inc. and its wholly-owned and majority-owned subsidiaries and affiliates (collectively referred to herein as the “Company,” “Tigrent,” “we,” “us” or “our”), results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period. The “Notes to Consolidated Financial Statements,” which are contained in the Company's 2013 annual report, should be read in conjunction with these consolidated financial statements. All intercompany balances and transactions have been eliminated in consolidation.

We are a provider of practical, high-quality and value-based training, conferences, publications, technology-based tools and mentoring to help students become financially knowledgeable. We provide students with comprehensive instruction and mentoring on the topics of real estate and financial instruments investing and entrepreneurship in the United States, the United Kingdom, and Canada. Our training is offered in non-accredited free preview workshops, as well as basic training, advanced courses, mentoring and coaching, primarily under the Rich Dad® Education brand (“Rich Dad”) which was created in 2006 under license from entities affiliated with Robert Kiyosaki, whose teachings and philosophies are detailed in the book titled, Rich Dad Poor Dad. In addition to Rich Dad, we market our products and services under a variety of brands, including Martin Roberts™Independent Woman™, Women in Wealth™, and Brick Buy Brick™.

Note 2—Significant Accounting Policies

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Cash and cash equivalents

We consider all highly liquid instruments with an original maturity of three months or less to be cash or cash equivalents. We continually monitor and evaluate our investment positions and the creditworthiness of the financial institutions with which we invest and maintain deposit accounts. We utilize Certificate of Deposit Account Registry Service (CDARS) to reduce banking risk for a portion of our cash in the United States. The CDARS balance was $1.0 million on September 30, 2014 and $2.0 million on December 31, 2013. Within a CDAR are numerous individual investments all below the FDIC limits thus one hundred percent insuring that portion of our cash.

Restricted cash

Restricted cash balances consist primarily of funds on deposit with credit card and other payment processors and cash collateral with our purchasing card provider. These balances do not have the benefit of federal deposit insurance and are subject to the financial risk of the parties holding these funds. Restricted cash balances held by credit card processors are unavailable to us unless, and for a period of time after, we discontinue the use of their services. The hold back percentages are generally five percent of the monthly credit card charges that are held for nine months. The cash collateral held by our charge card provider is unavailable unless we discontinue the usage of the purchasing card.

Financial Instruments

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 820-10, Fair Value Measurements, clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosure on fair value measurements. ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

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Financial instruments consist primarily of cash and cash equivalents, notes receivable, accounts payable, deferred course expenses, accrued expenses, deferred revenue, and debt. GAAP requires the disclosure of the fair value of financial instruments, including assets and liabilities recognized in the balance sheets. Management believes the carrying value of the other financial instruments recognized on the consolidated balance sheet date (including receivables, payables and accrued liabilities) approximate their fair value.

ASC 820-10 describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices for identical assets or liabilities in active markets.

Level 2:	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that relate to financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Inventory

Inventory consists primarily of books, videos and training materials held for sale to students enrolled in our training programs. Inventory is stated at the lower of cost or market using the first-in, first-out method.

Deposits with credit card processors

The deposits with our credit card processors are held due to arrangements under which our credit card processors withhold credit card funds to cover charge backs in the event we are unable to honor our commitments. The deposits are nine months or less rolling reserves.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as presented in the following table:

Buildings	40 years
Furniture fixtures and equipment	3-7 years
Purchased software	3 years

Leasehold improvements are amortized over the shorter of the estimated useful asset life or the remaining term of the applicable lease.

In accordance with GAAP, we evaluate the carrying amount of our long-lived assets such as property and equipment, and finite-lived intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by the comparison of its carrying amount with the future net cash flows the asset is expected to generate. We look primarily to the undiscounted future cash flows in the assessment of whether or not long-lived assets have been impaired. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Revenue recognition

We recognize revenue in accordance with FASB ASC 605, Revenue Recognition (“ASC 605”). We recognize revenue when: (i) persuasive evidence of an arrangement exists, (ii) delivery of product has occurred or services have been rendered, (iii) the price to the buyer is fixed or determinable, and (iv) collectability is reasonably assured. For product sales, these conditions are generally met upon shipment of the product to the student or completion of the sale transaction. For training and service sales, these conditions are generally met upon presentation of the training seminar or delivery of the service.

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Some of our training and consulting contracts contain multiple deliverable elements that include training along with other products and services. In accordance with ASC 605-25, Revenue Recognition – Multiple-Element Arrangements, sales arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the sales contract meet the following criteria: (i) the delivered training or product has value to the client on a standalone basis, (ii) there is objective and reliable evidence of the contract price of undelivered items and (iii) delivery of any undelivered item is probable. The contract price of each element is generally determined by prices charged when sold separately. In certain arrangements, we offer these products bundled together at a discount. The discount is allocated on a pro-rata basis to each element based on the relative contract price of each element when contract price support exists for each element in the arrangements. The overall contract consideration is allocated among the separate units of accounting based upon their contract prices, with the amount allocated to the delivered item being limited to the amount that is not contingent upon the delivery of additional items or meeting other specified performance conditions. Contract price of the undelivered items is based upon the normal pricing practice for our existing training programs, consulting services, and other products, which are generally the prices of the items when sold separately.

Each transaction is separated into its specific elements and revenue for each element is recognized according to the following policies:

Product	Recognition Policy
Seminars	Deferred upon payment and recognized when the seminar is attended or delivered on-line
Online courses	Deferred upon sale and recognized over the delivery period
Coaching and mentoring sessions	Deferred and recognized as service is provided
Data subscriptions and renewals	Deferred and recognized on a straight-line basis over the subscription period

In the normal course of business, we recognize revenue based on the customers’ attendance of the course, mentoring training, coaching session or delivery of the software, data or course materials on-line.

After a customer contract expires, we record breakage revenue less a reserve for cases where we allow a customer to attend after expiration. We recognized revenue at the conclusion of the contract period of approximately $26.6 million and $22.7 million, for the nine months ended September 30, 2014 and 2013, respectively. Our reserve for course attendance after expiration was $1.5 million at September 30, 2014 and 2013.

We provide a satisfaction guarantee to our customers. If a customer attends the first day of three day training, they can claim dissatisfaction and get a refund for the allocation value of that training. Very few customers exercise this guarantee.

Deferred revenue occurs from courses, online courses, mentorships, coaching sessions and website subscriptions and renewals in which payment is received before the service has been performed or if a customer contract expires. Deferred revenue is recognized into revenue as courses are attended in-person or on-line or coaching and mentor sessions are provided. While many of our course package contracts are two years, we consider the fulfillment of them as a current liability because a customer could complete a two year package in one year. We do have a few products that are scheduled to last beyond one year and are accounted for as long-term deferred revenue.

Revenue amounts are shown net of any sales tax.

Deferred course expenses

We defer licensing fees paid to Rich Dad Operating Company LLC (“RDOC”) and commissions and fees paid to our speakers and telemarketers until such time as the revenue is earned. Our speakers, who are all independent contractors, earn commissions on the cash receipts received at our training events and are paid approximately 45 days after the training event. The deferred course expenses are expensed as the corresponding deferred revenue is recognized. We also capitalize the commissions and fees paid to our speakers and expense them as the corresponding deferred revenue is recognized.

Advertising expenses

We expense advertising as incurred. Advertising paid in advance is recorded as a prepaid expense until such time as the advertisement is published. We incurred approximately $14.4 million and $13.7 million in advertising expense for the nine months ended September 30, 2014 and 2013, respectively, which is included in advertising and sales expenses in the accompanying Condensed Consolidated Statements of Operations and Comprehensive Income (Loss). Included in prepaid expenses and other current assets is approximately $0.9 million and $0.9 million of prepaid media costs as of September 30, 2014 and 2013, respectively.

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Income taxes

We account for income taxes in conformity with the requirements of ASC 740, Income Taxes (“ASC 740”). Per ASC 740, the provision for income taxes is calculated using the asset and liability approach of accounting for income taxes. We recognize deferred tax assets and liabilities, at enacted income tax rates, based on the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. We include any effects of changes in income tax rates or tax laws in the provision for income taxes in the period of enactment. When it is more likely than not that a portion or all of a deferred tax asset will not be realized in the future, we provide a corresponding valuation allowance against the deferred tax asset.

As required under ASC 740, we recognize income tax expense or benefit in interim periods by applying the estimated annual effective tax rate to year-to-date operating results. The expense or benefit computed using the estimated annual effective tax rate is adjusted to reflect discrete items, primarily the expense or benefit computed under ASC 740-10, which are evaluated and re-measured at each period.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, disclosures and transition.

Foreign currency translation

We account for foreign currency translation in accordance with ASC 830, Foreign Currency Translation. The functional currencies of the Company’s foreign operations are the reported local currencies. Translation adjustments result from translating our foreign subsidiaries’ financial statements into United States dollars. The balance sheet accounts of our foreign subsidiaries are translated into United States dollars using the exchange rate in effect at the balance sheet date. Revenue and expenses are translated using average exchange rates for each month during the fiscal year. The resulting translation gains or losses are recorded as a component of accumulated other comprehensive income in stockholders’ deficit. Business is generally transacted in a single currency not requiring meaningful currency transaction costs. We do not practice hedging as the risks do not warrant the costs.

Earnings per share

Net income (loss) per share is computed by applying the provisions of ASC 260, Earnings Per Share (“ASC 260”). Basic net income (loss) per share is calculated using the weighted average number of common shares outstanding. Diluted income (loss) per share reflects the potential dilution that could occur from common shares issuable through stock options, restricted share grant awards and restricted performance shares, as appropriate.

As of September 30, 2014 and 2013, there is a dilutive effect for the time based restricted shares, in accordance with the treasury stock method. There were 905,000 and 1,040,000 restricted share grant awards included in the calculation of earnings per share, for both basic and diluted, as of September 30, 2014 and 2013, respectively. In addition, 200,000 restricted performance shares granted in 2013 vest based on the achievement of certain market conditions. In accordance with ASC 260, these shares are considered contingent shares and since the financial goals have not been satisfied, these shares are not considered in either the basic or diluted net income per share calculation.

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The following is a reconciliation of the numerator and denominator used in the computation of basic and diluted earnings per share for the nine months ended September 30, 2014 and 2013, respectively (in thousands, except per share amounts):

	For the Nine Months Ended September 30,
	2014	2013
Numerator:
Net income attributable to Tigrent Inc.'s common stockholders	$7,410	$3,330
Denominator:
Weighted average shares outstanding - basic	14,911	14,808
Effect of dilutive securities:
Dilutive unvested restricted stock awards	967	821
Weighted average shares outstanding - diluted	15,878	15,629
Earnings per share - basic	$0.50	$0.22
Earnings per share - diluted	$0.47	$0.22

Stock-based compensation

We follow ASC 718, Stock Compensation, (“ASC 718”), which requires us to measure the cost of employee services received in exchange for all equity awards granted including stock options based on the estimated fair market value of the award as of the grant date. Compensation costs are recorded over the requisite service period which is generally the vesting period.

The amount of expense recognized in the consolidated financial statements represents the expense associated with restricted stock and stock options expected to ultimately vest based upon an estimated rate of forfeitures. Such compensation expense is included as a component of selling, general and administrative expenses in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss).

The rate of forfeitures is updated as necessary and any adjustments needed to recognize the fair value of restricted stock and stock options that actually vest or are forfeited are recorded. The Black-Scholes option pricing model, used to estimate the fair value of an award, requires the input of subjective assumptions, including the expected volatility of the Company's common stock and an option's expected life.

Comprehensive income (loss)

Comprehensive income (loss) includes changes to equity accounts that were not the result of transactions with stockholders. Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss) items. Our comprehensive income (loss) generally consists of changes in the cumulative foreign currency translation adjustment.

Recent Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-15, “Presentation of Financial Statements-Going Concern (Topic 205-40)” (“ASU 2014-15”). Under the standard, management is required to evaluate for each annual and interim reporting period whether it is a probable that the entity will not be able to meet its obligations as they become due within one year after the date that financial statements are issued, or are available to be issued, where applicable. ASU 2014-15 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is permitted. Accordingly, the standard is effective for us on January 1, 2017. We will be evaluating the impact, if any, that the standard will have on our financial condition, results of operations, and disclosures in the near future.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). The standard is a comprehensive new revenue recognition model that requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is not permitted. Accordingly, the standard is effective for us on January 1, 2017. We will be evaluating the impact, if any, that the standard will have on our financial condition, results of operations, and disclosures in the near future.

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” (“ASU 2014-08”) that changes the requirements for reporting discontinued operations in Subtopic 205-20. A discontinued operation may include a component of an entity or a group of components of an entity, or a business or nonprofit activity. A disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. ASU 2014-08 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued or available for issuance. Accordingly, the standard is effective for us on January 1, 2015. We will be evaluating the impact, if any, that the standard will have on our financial condition, results of operations, and disclosures in the near future.

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In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740)” (“ASU 2013-11”) on the presentation of unrecognized tax benefits. This new guidance requires an entity to present an unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset when a net operating loss carry forward, a similar tax loss or a tax credit carry forward exists, with limited exceptions. This new guidance is effective for the periods beginning after December 15, 2013, and should be applied prospectively with retroactive application permitted. ASU 2013-11 did not have a material impact on our consolidated financial statements.

Note 3—Concentration Risk

Cash and Cash Equivalents

We maintain deposits in banks which may exceed the federal deposit insurance available. Management believes the potential risk of loss on these cash and cash equivalents to be minimal. All cash balances as of September 30, 2014 and December 31, 2013, including foreign subsidiaries, without FDIC coverage was $3.3 million and $5.0 million, respectively.

Revenue

A significant portion of our revenue is derived from the Rich Dad brands. For the nine months ended September 30, 2014 and 2013, Rich Dad brands provided 87% and 89% of our revenue, respectively. In addition, we have operations in the U.S., Canada and the United Kingdom (see Note 11).

Note 4—Impairment of Assets

We test for impairment annually or when events or changes in circumstances indicate that an assets carrying amount may not be recoverable. In accordance with ASC 820, Fair Value Measurements and Disclosures, we used Level 3 inputs for our nonrecurring measurements, defined as unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities, to measure estimated fair market values. There were no impaired assets during the nine months ended September 30, 2014 and September 30, 2013.

Note 5—Discontinued Operation and Related Disposal

In 2001, WIN CR II Trust, an affiliate of the Company, invested in Monterey del Mar, S.A. (“MDM”), a Panamanian corporation that was formed by unaffiliated promoters to acquire, develop and operate a beachfront hotel and land concession in Costa Rica known as Hotel Monterey Del Mar (the “Hotel”). However, because beach front property in Costa Rica must, by law, be owned or controlled only by Costa Rican citizens, the Hotel was acquired by Mar y Tierra del Oeste, a Costa Rican corporation (“MTO”) using the funds invested in MDM. To ensure the interests of the investors in MDM were protected, the Manager of MTO caused a Costa Rican trust to be formed (“IVR Trust”) into which 100% of the shares of MTO were held. The beneficiaries of the IVR Trust were the shareholders of MDM, pro rata.

The percentage interest of WIN CR II Trust in MDM (and therefore, the beneficial interest in the assets of IVR Trust) increased over time through the acquisition of shares of other investors in MDM such that from about 2007 through 2013 WIN CR II’s interest in MDM (and therefore the beneficial interest in the net assets of IVR Trust) was greater than 50% (67.5% in 2011, 2012 & 2013). Accordingly, the Company evaluated its beneficial interest in MTO, and thus the hotel and land concession, under ASC 810, “Consolidation” and determined that consolidation of the assets, liabilities, and financial results of MTO was appropriate. In making such determination, the Company considered such facts as the Company exercised elements of operational control over the Hotel and, through December 31, 2012, provided additional financial support to the Hotel. During the year ended December 31, 2012, the Company funded $0.2 million directly to the Hotel operations.

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In 2011, the IVR Trust committed to a plan to sell the shares of stock MTO stock held by the IVR Trust, which included the hotel and land concession (the “Discontinued Operations”). Accordingly, as of December 31, 2011, the net assets of MTO were written down to their estimated fair value less costs to sell.

In accordance with ASC 360, Property, Plant and Equipment, the assets and liabilities of the Discontinued Operations were classified as held for sale and its operations reported as discontinued operations. As a result, the Company has classified in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss) for all periods presented to reflect the operations as discontinued operations. In the accompanying Consolidated Statements of Cash Flows, the cash flows of discontinued operations are reported in the respective categories with those of continuing operations.

In September 2013, IVR Trust sold 100% of the shares of MTO to an unrelated third party for $1.0 million in the form of a note receivable in the amount of $0.8 million and cash of $0.2 million placed in escrow that was used to extinguish certain liabilities. Pursuant to the IVR Trust documents, the sales proceeds received by IVR Trust are to be distributed to the trust beneficiaries, (i.e., investors in MDM) pro rata. As part of the sale, substantially all of the membership interests in MDM acknowledged in writing that they would be entitled to receive distributions of sales proceeds from the Trust in substitution for their right to receive payments for their membership interests in MDM. Although the sale was secured by the hotel, we have fully reserved our interest in the note receivable because of the continuing losses, liabilities to third parties and complex local laws which cast doubt as to the probability of collection. As a result we recognized a $1.1 million loss on the sale of MTO as a loss on disposal of discontinued operations on the Consolidated Statements of Operations and Comprehensive Income (Loss) in the third quarter of 2013.

In conjunction with the sale of the shares of MTO, the IVR Trust negotiated a settlement on approximately $0.8 million in MTO’s third party liabilities for $0.1 million, resulting in a gain on extinguishment of $0.7 million, recorded in the loss on disposal of discontinued operations in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss) in the third quarter of 2013.

MTO’s fiscal year ends on September 30; however, there was no material impact from that date through the Company’s fiscal year end of December 31.

The following table summarizes the results of Discontinued Operations for the nine months ended September 30, 2014 and 2013 (in thousands):

Profit/Loss from Discontinued Operations —The following table summarizes the results of Discontinued Operations (in thousands)

	For the Nine Months Ended September 30,
	2014	2013

Revenue	$-	$380
Loss from discontinued operations, before income taxes	$-	$(131)
Income taxes	$-	$-
Loss from discontinued operations	$-	$(131)

Note 6—Long-Term Debt

On April 22, 2014, the Company entered into an agreement with Rich Dad Operating Company, LLC (“RDOC”) to settle certain claims the Company had against RDOC, Robert Kiyosaki, and Darren Weeks (the “Settlement Parties”) arising out of RDOC’s, Kiyosaki’s, and Weeks’s promotion of a series of live seminars and related products known as Rich Dad:GEO that the Company alleged infringed on its exclusive rights under the License Agreement between the Company and RDOC. In the settlement agreement, RDOC, Kiyosaki, and Weeks agreed to terminate any further activity in furtherance of the Rich Dad:GEO program. In addition, RDOC agreed, among other things, to (i) amend the License Agreement to halve the royalty payable by the Company to RDOC for the whole of 2014, (ii) cancelled approximately $ 1.3 million in debt owed by the Company to RDOC in satisfaction of our monetary claims against the RDOC, and (iii) reimburse the Company for the legal fees it incurred in the matter.

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The debt cancellation effectively eliminated our remaining long-term debt, except for certain equipment financing, and as a result, the cancelled debt is reflected as litigation settlement in the accompanying Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) for the nine months ended September 30, 2014. As a result of this agreement, our royalty expense was overstated by $0.4 million in the first quarter of 2014 and was adjusted in the second quarter of 2014 to adhere to the agreement.

Note 7—Stock-based Compensation

Incentive Plans

Our 2012 Incentive Plan, which was approved by our stockholders on May 23, 2012, provides for the issuance of up to 750,000 shares of our common stock. This incentive plan supplements the 2009 Incentive Plan approved by the stockholders on September 2, 2009. The 2012 Incentive Plan allows for the granting of a broad range of award types, including stock options (incentive and non-qualified), stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units and other stock awards. Employees, directors, officers and consultants are eligible to receive awards. The purpose of the 2012 Incentive Plan is to motivate participants to achieve long range goals, attract and retain eligible employees, provide incentives competitive with other similarly situated companies and align the interest of employees and directors with those of our stockholders. The Incentive Plan is administered by the Compensation Committee of the Board of Directors. In the nine months ended September 30, 2014, the Compensation Committee approved restricted stock award grants for an aggregate of 120,000 shares of common stock to certain non-employee independent directors pursuant to the 2012 Incentive Plan.

Unrecognized compensation expense associated with unvested share-based payment awards, consisting entirely of unvested restricted stock, was $107,050 and $146,800 as of September 30, 2014 and 2013, respectively. That cost is expected to be recognized over a weighted-average period of 1.5 years.

	Number of	Average
	Shares	Grant Date
Restricted Stock Activity	(000’s)	Fair Value
Unvested at January 1, 2014	945	0.12
Granted	120	0.08
Vested	(60)	0.20
Forfeited	(100)	0.06
Unvested at September 30, 2014	905	$0.12

Our stock-based compensation expense was not material for each the nine months ended September 30, 2014 and 2013.

Note 8—Income Taxes

Significant management judgment is required in developing our provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. Management evaluates our ability to realize its deferred tax assets on a quarterly basis and adjusts the valuation allowance when it believes that it is more likely than not that not all or a portion of the asset will not be realized. Management has determined that it is more likely than not that the net deferred tax assets will not be realized, and therefore a full valuation allowance has been recorded on the net deferred tax assets.

Tigrent’s third quarter effective tax rates in 2014 and 2013 were 0.4% and (8.5%) respectively. The customary relationship between income tax expense and pre-tax income was affected by the maintenance of a full valuation allowance in both periods, and by a discrete item in 2013. In the third quarter of 2013 we concluded the Canadian transfer pricing audit. The effective tax rate for the third quarter of 2013 included a discrete benefit of $1.0 million.

In April 2013, the Company received a federal income tax refund in the amount of $1.6 million. The refund resulted from the carryback of a portion of the loss reflected on the Company’s U.S. federal income tax return for the year ended December 31, 2012 to the years ended December 31, 2010 and December 31, 2011.

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During the nine months ended September 30, 2014, there was no change in the amount of the total accrued liability pertaining to uncertain tax benefits of $2.2 million at both December 31, 2013 and September 30, 2014. During the nine months ended September 30, 2013, in accordance with GAAP, we increased the accrued liability pertaining to uncertain tax benefits by $0.6 million, from the total liability of $1.7 million at December 31, 2012 to a total liability of $2.3 million at September 30, 2013. The overall increase in the accrued liability pertaining to uncertain tax benefits resulted from the accrual of $1.6 million of additional liability related to a 2013 US tax return position offset by a $1.0 million reduction of the accrued liability pertaining to uncertain tax benefits that resulted from the favorable settlement of the income tax portion of the Canadian transfer pricing audit of Rich Dad Education Ltd. (Canada).

We include interest and penalties in the liability for uncertain tax positions. Accrued interest and penalties on uncertain tax positions were approximately $0.1 million and $0.2 million at September 30, 2014 and September 30, 2013, respectively.

We do not expect any significant changes to uncertain tax positions within the next 12 months. At September 30, 2014, Tigrent estimated that $0.1 million of the unrecognized tax benefits, if recognized, would impact the effective tax rate. A substantial portion of our liability for uncertain tax positions is recorded as a reduction of net operating loss and tax credit carryovers.

Our federal tax returns and the majority of our state income tax returns for all years after 2009 are subject to examination by tax authorities. Some 2008 state tax returns remain subject to examination by tax authorities. Our Canadian tax returns for all years after 2008 are subject to examination, as our United Kingdom tax returns for all years after 2009.

On April 12, 2013, we were notified by the Canada Revenue Agency of their intent to audit the income tax returns of Rich Dad Education Ltd. for the years ended December 31, 2010 and 2011. This audit remains in process, and we believe that our accruals for tax liabilities are adequate.

Note 9—Certain Relationships and Related Transactions

Since 2006, we have had a contractual relationship with entities that control the Rich Dad brand, which promote the financial philosophy espoused by Robert Kiyosaki in his book, Rich Dad Poor Dad. Pursuant to a license agreement dated July 6, 2006 (“Rich Dad License Agreement”), we were the controlling member of Rich Dad Education, LLC (“RDE”), a limited liability company that was granted a license to use the Rich Dad trademarks, trade names and other business information in seminars that it conducted in the U.S., Canada and the United Kingdom. During the subsequent years, we have amended, replaced and/or entered into new agreements with Rich Dad Operating Company, LLC (“RDOC”) pertaining to our business relationship, as discussed further in the following paragraphs.

On May 26, 2010, we entered into definitive agreements with Rich Dad Operating Company, LLC (“RDOC”) and Rich Global, LLC (the “Rich Dad Parties”) to restructure the agreements under which we license and operate the Rich Dad brand. The Rich Dad Parties are entities controlled by Robert and Kim Kiyosaki. In connection with the restructuring, we entered into (i) a License Agreement with RDOC (the “2010 Rich Dad License Agreement”), relating to the Rich Dad brand, and (ii) a Settlement Agreement and Release with the Rich Dad Parties, (the “Settlement Agreement”), relating to the previous Rich Dad License Agreement for the Rich Dad brand.

In accordance with the terms of the Settlement Agreement, we issued 9.9% of our then outstanding common stock (1,290,000 shares) to Rich Global, LLC and redeemed their 49% membership interest in RDE. The Rich Dad Parties agreed to transfer the RDE assets to us, except for the data base of customer names and customer leads, resulting in full ownership by us of the business previously conducted by RDE. We agreed to dissolve RDE and terminate the license and administrative services agreements associated with RDE. We have responsibility for any and all liabilities remaining in RDE, including but not limited to obligations related to the fulfillment of course work for the Rich Dad students. We agreed to release the Rich Dad Parties from all general claims related to RDE and they agreed to release us from specific claims that they made against us and RDE in connection with its alleged default letter dated March 27, 2009. Among other things, the Settlement Agreement proposed enhanced cooperation in advertising, marketing, and educational programs between us and RDOC through a customer contact and data base management strategy that emphasized seamless support of the Rich Dad brand and its customers.

On March 25, 2011, we entered into a credit agreement with RDOC (“Credit Agreement”) that converted approximately $3.5 million of royalty payments due as of December 31, 2010 into a promissory note with stated terms.

On August 31, 2012, we entered into a Memorandum of Understanding (“MOU”) with RDOC, whereby RDOC consented to the deferral by Tigrent of payment due under the 2010 License Agreement for (x) the shortfall of royalties payable by us for the month of July 2012 and (y) the entirety of royalties for each of the months of August and September 2012, all in the aggregate amount of $1.7 million. The payment obligations for such deferrals was evidenced in an unsecured interest-free demand note payable from Tigrent to Rich Dad with a maturity date of December 31, 2014. The MOU also provided for (i) the appointment of Anthony C. Humpage to be Chief Executive Officer of Tigrent, (ii) the parties to amend the terms of the 2010 Rich Dad License Agreement to provide for the termination of such Agreement upon the occurrence of a Change in Control of Tigrent, as such term is defined in the Agreement and (iii) the parties to amend the Credit Agreement with RDOC to provide for the acceleration of the due date of all sums payable by Tigrent thereunder upon a Change of Control of Tigrent.

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On or about September 18, 2012, Tigrent entered into (i) a First Amendment to the Credit Agreement and First Amendment to Promissory Note to provide that a Change of Control of Tigrent (as defined in the First Amendment) would constitute an Event of Default pursuant to which all indebtedness of Tigrent under the Credit Agreement shall automatically become due and payable, and (ii) a First Amendment to the 2010 Rich Dad License Agreement that provided that the License Agreement would terminate, without further action of the parties, upon a Change of Control of Tigrent.

On March 15, 2013, we entered into (i) a Second Amendment to the 2010 Rich Dad License Agreement with RDOC pursuant to which we were granted the exclusive right to develop, market, and sell Rich Dad-branded live seminars, training courses, and related products worldwide and (ii) a related Royalty Payment Agreement. Under this Second Amendment and Royalty Payment Agreement, Tigrent had the unilateral right to retroactively pay up to half of each month’s royalties in the form of an interest-free promissory note, and up to 100% of each month’s royalties in the form of an interest free promissory note with the consent of RDOC. Promissory notes issued under this Second Amendment were due and payable on December 31, 2014 (i.e. the date of expiration of the 2010 Rich Dad License Agreement), but could be prepaid at any time without penalty. The Second Amendment and Royalty Payment Agreement also provided that the promissory notes issued thereunder would automatically convert into shares of preferred stock upon a Change of Control of Tigrent as defined in the Royalty Payment Agreement. We issued a series of promissory notes under this Second Amendment and Royalty Payment Agreement totaling $3.6 million in royalties for the months commencing October 2012 through August 2013, inclusive.

Effective September 1, 2013, we entered into a new licensing and related agreements with RDOC (collectively the “2013 License”) that replace the 2010 License Agreement that was scheduled to expire at the end of 2014. The initial term of the 2013 License expires August 31, 2018, but continues thereafter on a yearly basis unless one of the parties provides timely notice of termination. The 2013 License also (i) reduces the royalty rate payable to RDOC compared to the 2010 License Agreement; (ii) broadens the Company’s exclusivity rights to include education seminars delivered in any medium; (iii) eliminates the cash collateral requirements and related financial covenants contained in the 2010 License Agreement; (iv) continues the right of Tigrent to pay royalties via a promissory note that is convertible to preferred shares upon the occurrence of a Change in Control (as defined in the 2013 License Agreement); (v) continues the presence of an RDOC representative on the Tigrent’s Board of Directors; (vi) eliminated approximately $1.6 million in debt in the accompanying Consolidated Balance Sheets of Tigrent as a result of debt forgiveness provided for in the agreement terminating the 2010 License Agreement; and (vii) converted another approximately $4.6 million in debt to 1,549,882 shares of common stock of Tigrent. The debt forgiveness of $1.6 million is shown in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2013. The conversion of the debt to equity of $4.6 million is shown in the Consolidated Statements of Changes in Stockholders’ Deficit for 2013.

Note 10—Capital Stock

Series A Preferred Stock. Pursuant to its Articles of Incorporation, the Company is authorized to issue 10 million shares of Preferred Stock in one or more series at the discretion of the Board of Directors. In 2012, the Board of Directors of the Company created a new series of Preferred Stock designated “Series A Preferred Stock” that could be issued to RDOC in accordance with the terms of the Company’s Royalty Payment Agreement with RDOC. (See Note 9 above, for a discussion of the Royalty Payment Agreement.) The number of shares of Series A Preferred Stock authorized is 25,000 and is included in the 10 million shares of Authorized Preferred Stock.

Rank - The Series A Preferred Stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company: (i) senior to all classes or series of the Company’s common stock (“Common Stock”), and all classes or series of capital stock of the Company now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; (ii) on parity with any class or series of capital stock of the Company expressly designated as ranking on parity with the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company; and (iii) junior to any class or series of capital stock of the Company expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series A Preferred Stock prior to conversion or exchange. The Series A Preferred Stock will rank junior in right of payment to the Company’s other existing and future debt obligations.

Dividend Right - Holders of Series A Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, but only out of funds that are legally available therefore, cash dividends at the rate of one percent (1%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred Stock. Such dividends shall be payable only when, as and if declared by the Board of Directors. The “Original Issue Price” of the Series A Preferred Stock is One Thousand Dollars ($1,000) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

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Except as otherwise approved by the Board of Directors of the Company and a majority of the holders of Series A Preferred Stock, so long as any shares of Series A Preferred Stock are outstanding, the Company may not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock, until all dividends on the Series A Preferred Stock shall declared by the Company have been paid or declared and set apart, except for:

(i)	acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares at no more than cost upon termination of services to the Company;

(ii)	acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii)	distributions to holders of Common Stock upon liquidation.

Except as otherwise approved by the Board of Directors of the Company and a majority of the holders of Series A Preferred Stock,in the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series A Preferred Stock in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

Liquidation Preference - Upon (i) a “change of control” of the Company or (ii) any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (collectively, a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in a change of control) for each share of Series A Preferred Stock held by them, an amount per share of Series A Preferred Stock equal to the Original Issue Price plus all declared and unpaid dividends on the Series A Preferred Stock. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred Stock, then such assets (or consideration) shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Voting Rights - Each holder of shares of the Series A Preferred Stock shall be entitled to 1,000 votes per share of the Series A Preferred Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company (the “Bylaws”). Except as otherwise provided herein or as required by law, the Series A Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

Separate Vote of Series A Preferred Stock - For so long as any shares of Series A Preferred Stock remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series A Preferred Stock shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

Any agreement by the Company or its stockholders regarding a merger, sale of all or substantially all the assets, liquidation, dissolution or winding up of the Company (including a Change of Control (as defined in Section 4 hereof);

Any amendment, alteration, or repeal of any provision of the Articles (including any filing of a Certificate of Designation) or any agreement by the Company that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred Stock so as to affect them adversely;

Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

Any authorization or any designation (or any obligation to authorize or designate), whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A Preferred Stock in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such class or series;

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Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock other than dividends required pursuant to Section 3 hereof (except for acquisitions of Common Stock by the Company with the approval of the Board of Directors permitted by Section 3(c)(i), (ii) and (iii) hereof, and redemptions pursuant to Section 7 hereof);

Any amendment, alteration, or repeal of any provision of the Articles or the Bylaws of the Company;

Any increase or decrease in the authorized number of members of the Board of Directors.

Any transaction that encumbers all or substantially all of Company’s property or business or grants an exclusive license for all or substantially all of its intellectual property, or any incurrence of indebtedness in excess of $1 million individually or $5 million in the aggregate in any 12-month period; provided that this restrictions shall not apply in connection with commercial credit arrangements, equipment financings or similar transactions with financial institutions, equipment lessors or similar entities, the terms of which are approved by the Board of Directors.

Election of Board of Directors - For so long as any shares of Series A Preferred Stock remain outstanding and the Licensing Agreement with and effective date of March 16, 2010 between the Company and Rich Dad is no longer effective, resulting in Rich Dad no longer being entitled to designate any member of the Board of Directors, then the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of Common Stock and Series A Preferred Stock, voting together as a single class on the basis of 1,000 votes per share of Series A Preferred Stock, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of director, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director.

Conversion Rights - The Series A Preferred Stock will not be convertible into Common Stock or any other securities of the Company.

Redemption - The Company, to the extent it may lawfully do so, may redeem any or all of the Series A Preferred Stock.

Registration Rights - Holders of the Series A Preferred Stock will not have any registration rights with respect to the Series A Preferred Stock.

No Preemptive Rights - No holder of Series A Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Company (whether now or hereafter authorized) or securities of the Company convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Company.

Note 11—Segment Information

We manage our business in three operating segments based on geographic areas for which operating managers are responsible to the Chief Operations Officer. As such, operating results, as reported below, are reviewed regularly by our Chief Operating Officer, or Chief Operating Decision Maker (“CODM”) and other members of the executive team. Revenues are derived from the sale of real estate and financial market training courses, programs and products as listed below.

Many costs to acquire customers have been expended before a customer attends any basic or advanced training. Those costs include media, travel and lodging facilities and instructor fees for the preview workshops and are expensed when incurred. Licensing fees paid to the Rich Dad Parties and telemarketing and speaker commissions are deferred and recognized when the related revenue is recognized. Revenue recognition of course fees paid by customers to enroll in any basic or advanced training courses at registration is deferred until (i) the course is attended by the customer, (ii) the customer has received the course content in an electronic format, (iii) the contract expires, triggering revenue recognition through course breakage. It is only after one of those three occurrences that revenue is considered earned. Thus, reporting in accordance with GAAP creates significant timing differences between the receipt and disbursement of cash and the recognition of the related revenue and expenses, both in the accompanying Condensed Consolidated Statements of Cash Flows and Condensed Consolidated Statements of Operations and Comprehensive Income (Loss). As a result of these timing differences, our operating cash flows can vary significantly from our results of operations for the same period. For this reason, we believe Adjusted EBITDA is an important non-GAAP financial measure that is utilized by the CODM.

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As used in our operating data, EBITDA is defined as net income (loss) excluding the impact of: interest expense; interest income; income tax provision; and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA adjusted for: asset impairments; other income, net:gain/loss from sale of assets; legal settlements; impacts from our noncontrolling interests, losses from discontinued operations, the net change in deferred revenue; and the net change in deferred course expenses. Adjusted EBITDA is not a financial performance measurement according to GAAP.

We use Adjusted EBITDA as a key measure in evaluating our operations and decision-making. We feel it is a useful measure in determining our performance since it takes into account the change in deferred revenue and deferred course expenses in combination with our operating expenses. We reference Adjusted EBITDA frequently, since it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance in our industry. We plan and forecast our business using Adjusted EBITDA, with comparisons of actual to planned and forecasted Adjusted EBITDA and we provide incentives to management based on Adjusted EBITDA goals. In addition, we provide Adjusted EBITDA because we believe investors and security analysts find it to be a useful measure for evaluating our performance.

Adjusted EBITDA has material limitations and should not be considered as an alternative to net income (loss), cash flows provided by operations, investing or financing activities or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Items excluded from Adjusted EBITDA are significant components in understanding our financial performance. Because Adjusted EBITDA is not a financial measurement calculated in accordance with GAAP and is subject to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of performance used by other companies.

The proportion of our total revenue and net income, and Adjusted EBITDA attributable to each operating segment is as follows:

For the Nine Months Ended September 30, 2014			U.K and
	U.S .	Canada	other Markets	Total

Revenues	$55,464	$4,869	$14,624	$74,957
Changes in deferred revenue	(18,873)	(1,326)	6,311	(13,888)
Cash based sales	$36,591	$3,543	$20,935	$61,069

Net income (loss)	8,378	(80)	(888)	7,410
Interest income	(7)	-	-	(7)
Interest expense	36	-	-	36
Provision for income taxes	33	-	-	33
Depreciation	146	2	17	165
Litigation settlement	(1,300)	-	-	(1,300)
Other income, net	(223)	4	(158)	(377)
Net change in deferred revenue	(18,873)	(1,326)	6,311	(13,888)
Net change in deferred course expenses	5,095	489	(819)	4,765
Adjusted EBITDA	$(6,715)	$(911)	$4,463	$(3,163)

Identifiable Assets	$13,916	$1,531	$5,823	$21,270

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For the Nine Months Ended September 30, 2013			U.K and
	U.S .	Canada	other Markets	Total

Revenues	$49,069	$5,467	$9,987	$64,523
Changes in deferred revenue	(6,112)	466	2,019	(3,627)
Cash based sales	$42,957	$5,933	$12,006	$60,896

Net income	2,649	(39)	720	3,330
Interest income	(14)	-	-	(14)
Interest expense	142	-	4	146
Provision (benefit) for income taxes	445	(747)	-	(302)
Depreciation	211	1	8	220
Other income, net	139	(168)	(797)	(826)
Forgiveness of debt	(1,652)	-	-	(1,652)
Loss on disposition of assets	9	-	5	14
Loss on discontinued operations	525	-	-	525
Net change in deferred revenue	(6,112)	466	2,019	(3,627)
Net change in deferred course expenses	665	(204)	(227)	234
Adjusted EBITDA	$(2,993)	$(691)	$1,732	$(1,952)

Identifiable Assets	$22,834	$2,792	$4,027	$29,653

Revenues are derived from the sale of real estate and financial market training courses, programs and products as listed below:

	For the Nine Months Ended September 30,
	2014	2013

Proprietary brands:
Real estate training	$8,752	$6,693
Financial markets training	721	553
Subtotal	9,473	7,246

Rich Dad Education:
Real estate training	57,589	49,359
Financial markets training	7,895	7,918
Subtotal	65,484	57,277
Total revenues	$74,957	$64,523

Note 12—Commitments and Contingencies

Operating leases

We lease office space for administrative and training requirements. These leases expire through February 2019 and some of them have renewal options and purchase options. In addition, certain office space leases provide for rent adjustment increases. The accompanying Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) reflects rent expense on a straight-line basis over the term of the lease.

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Except for a lease for a condo with our Chief Executive Officer, there are no related party leases. Rent expense for the nine months ended September 30, 2014 and 2013 was approximately $0.6 million and $0.6 million, respectively.

Custodial and Counterparty Risk

The Company is subject to custodial and other potential forms of counterparty risk in respect of a variety of contractual and operational matters. In the course of ongoing company-wide risk assessment, management monitors the Company arrangements that involve potential counterparty risk, including the custodial risk associated with amounts prepaid to certain vendors and deposits with credit card and other payment processors. Deposits held by our credit card processors at September 30, 2014 were $2.2 million and at December 31, 2013 were $2.6 million. These balances are on the Condensed Consolidated Balance Sheets in restricted cash. While these balances reside in major financial institutions, they are only partially covered by federal deposit insurance and are subject to the financial risk of the parties holding these funds. We do utilize Certificate of Deposit Account Registry Service (CDARS) to reduce banking risk for a portion of our cash in the United States. Within a CDAR are numerous individual investments all below the FDIC limits thus one hundred percent insuring that portion of our cash.

Litigation

Tigrent Group Inc., Rich Dad Education, LLC, and Tigrent Enterprises Inc. v. Cynergy Holding, LLC, Bank of America, N.A., BA Merchant Services, LLC, BMO Harris Bank, N.A. and Moneris Solutions Corporation, was originally filed in the U.S. District Court for the Eastern District of New York (No. 13 Civ. 03708) on September 28, 2013, but, due to a challenge to federal jurisdiction, was subsequently recommenced in the Supreme Court of New York, County of Queens (No. 703951/2013), on September 19, 2013. In the lawsuit, we are seeking, among other things, recovery of the $8.3 million in reserve funds withheld from us in connection with credit card processing agreements executed with the Defendant credit card processing entities as well as with Process America (“PA”), a so-called “Independent Sales Organization” that places merchants with credit card processors. The Amended Complaint alleges that the Defendants breached their contractual obligations to us under our credit card processing agreements by improperly processing and transferring our reserve funds to PA. We allege that Bank of America and BA Merchant Services are liable for a portion of our total damages arising from these breach of contract claims (approximately $4.7 million), while Cynergy, Harris Bank, and Moneris are liable for the total damages of approximately $8.3 million. We also allege that Cynergy, Harris Bank and Moneris committed common law fraud and negligent misrepresentation by failing to disclose to us the unauthorized processing and transfers to PA notwithstanding their knowledge of the mishandling of funds and of the fact that PA had failed to maintain the reserve funds as required under the agreements. Pursuant to both of these claims, we allege that we are entitled to recover the full amount of our damages, as well as, with respect to the fraud claim and punitive damages.

Tigrent Group Inc. v. Process America, Inc., Case No 1:12-cv-01314-RLM, filed March 16, 2012 in the U.S. District Court for the Eastern District of New York. In this case we sought the return of the $8.3 million credit card merchant reserve account deposit held by Process America, a so-called “Independent Sales Organization” that places merchants with credit card processors. On November 12, 2012, PA filed for bankruptcy protection in the U.S. Bankruptcy Court for the Central District of California (“Bankruptcy Court.”) On December 3, 2012, the Bankruptcy Court obtained jurisdiction of our dispute with PA. On September 21, 2013, the Tigrent Group filed its proof of claim with Bankruptcy Court in the amount of $8.3 million.

Tigrent and Tranquility Bay of Southwest Florida, LLC v. Gulf Gateway Enterprises, LLC, Dunlap Enterprises, LLC, Anthony Scott Dunlap, Peter Gutierrez, and Ignacio Guigou, Case No. 11-CA-000342 filed January 28, 2011 in the 20th Judicial Circuit, Lee County, FL Civil Division. This is a suit brought by the Company and its affiliate, Tranquility Bay of Southwest Florida, LLC (“TBSWF”), of which the Company is the sole member. This suit (hereinafter referred to as Tigrent v. GGE) was brought to enforce the terms of a settlement agreement with the defendants that resolved a prior mortgage foreclosure suit brought by the Company to foreclose on property owned by TBSWF in Lee County, Florida (the “2009 Settlement”). Pursuant to the 2009 Settlement, the Company acquired the membership interest in TBSWF and the defendants made certain representations and warranties, and undertook certain obligations, regarding TBSWF and the property it owned. In the 2011 lawsuit, the Company and TBSWF alleged that the defendants breached the 2009 Settlement Agreement. The defendants and Drevid, LLC, another party to the 2009 Settlement, filed various counter- and cross-complaints against the Company and TWBSF for transferring the real property owned by TBSWF to a third party in 2010, allegedly in violation of the 2009 Settlement. Trial was held in the 20th Judicial Circuit, Lee County Florida and on August 4, 2014, the Court entered an order entering judgment in favor of the Company and TBSWF on the defendants’ counterclaims and Drevid LLC’s cross-claims and awarding the Company and TBSWF $0.3 million in damages. The Company and TWBSF have filed a motion for its attorneys’ fees and pre-judgment interest on August 7, 2014. On August 8, 2014, the defendants and Drevid have filed Motions to Alter or Amend the Judgment and for New Trial and/or Rehearing. On October 22, 2014, the Court granted our motion for attorneys' fees and prejudgment interest and reserved jurisdiction to determine the amount of such fees and costs to be awarded to us. Also, on October 22, 2014, the Court denied the defendants' and Drevid's motions to Alter or Amend the Judgment and for a New Trial and/or Rehearing.

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In a matter related to Tigrent Inc. et al. v. Gulf Gateway Enterprises, LLC, et al., Case No. 11-CA-000342, as described above, the law firm of Aloia and Roland, LLP has filed a lawsuit captioned Aloia and Roland , LLP v. Anthony Scott Dunlap, Dunlap Enterprises, LLC, Tranquility Bay of Pine Island, LLC and Tranquility Bay of Southwest Florida, LLC, in the 20th Judicial Circuit for Lee County Florida to (i) enforce the terms of a promissory note in the principal amount of $0.1 million allegedly issued by our affiliate,TBSWF, in payment of attorneys allegedly owed by TBSWF to the plaintiff, plus interest and late fees through the date of filing in the combined amount of $0.1 million and (ii) to foreclose on a mortgage that placed by Aloia and Roland, LLP on the real property that was owned by TBSWF and transferred in 2010 that was the subject of the Tigrent v. GGE lawsuit described in the immediately preceding paragraph. This mortgage was placed on the real property prior to the Company acquiring TBSWF. The placing of the mortgage on the real property was found by the court in Tigrent v. GGE to be a breach by the defendants and Drevid of the 2009 Settlement Agreement for which judgment was entered in favor of the Company and TBSWF. The Company is not a party to the lawsuit. TBSWF has defenses in this matter, although there can be no guarantee of a favorable outcome. In addition, TBSWF has made demand for indemnification on the Tigrent v. GGE defendants and Drevid, LLC under the 2009 Settlement Agreement.

Tranquility Bay of Southwest Florida, LLC v. Michael A. Schlosser; Rebecca H. Schlosser; Drevid, LLC; Anthony Scott Dunlap; Kayleen A. Dunlap; Dunlap Enterprises, LLC; GGE, LLC; Peter Gutierrez, and Ignacio, Case No. 14-CA-003160, filed October 30, 2014 in the Circuit Court of the 20th Judicial Circuit for Lee County, Florida. In another matter related to Tigrent Inc. et al. v. Gulf Gateway Enterprises, LLC, et al., Case No. 11-CA-000342, as described above, TBSWF seeks a declaratory judgment against all defendants that (i) a promissory note allegedly issued to Michael Schlosser by Dunlap Enterprises, LLC on behalf of TBSWF in 2009 in the principal amount of approximately $2.2 million plus interest through August 3, 2014 in the amount of approximately $2.2 million (the “Schlosser Note”) is invalid and unforceable, (ii) Dunlap Enterprises, LLC lacked the authority to execute the Schlosser Note on behalf of TBSWF, (iii) TBWSF received no consideration for the purported execution of the Schlosser Note, (iv) that the Schlosser Note is in fact a consolidation of debt incurred by defendants Anthony Scott Dunlap, Kayleen Dunlap, Dunlap Enterprises, LLC, and GGE, LLC, (v) all rights to the Schlosser Note were previously assigned to Drevid, LLC, and (vi) such other and further relief as deemed just and proper by the Court. The Schlosser Note was issued prior to the Company acquiring TBSWF. Michael Schlosser is affiliated with Drevid, LLC, a party to the Tigrent v. GGE lawsuit described above. The failure to inform the Company and TBSWF of the existence of the Schlosser Note was found by the court in Tigrent v. GGE to be a breach by the defendants and Drevid of the 2009 Settlement for which judgment was entered in favor of the Company and TBSWF. The Company is not a party to the Note. In addition, TBSWF seeks indemnification from Mr. Dunlap, Dunlap Enterprises, LLC, Mr. Guigio and Mr. Gutierrez under the 2009 Settlement for fees and costs incurred by TBSWF in defending against claims by Michael Schlosser and Rebecca Schlosser under the Schlosser Note, including damages and prejudgment interest, and any additional relief deemed just and proper by the Court.

Watson v. Whitney Education Group, Inc. Russ Whitney, United Mortgage Corporation, Gulfstream Realty and Development, Inc. Douglas Realty, Inc. and Paradise Title Services, Inc., first filed September 21, 2007 in the in 20th Judicial Circuit, Lee County, FL, Case No. 07-CA-011207. In this case (hereinafter referred to as “Watson v. WEG”), Jeffrey Watson (“Watson”) alleged against Whitney Education Group, Inc., a subsidiary of the Company, causes of action for breach of contract, breach of fiduciary duty, violation of Florida’s Deceptive and Unfair Trade Practices Act, breach of contractual obligation of good faith, constructive fraud, conspiracy to commit fraud, declaratory judgment, fraud in the inducement, Florida RICO conspiracy, and federal RICO conspiracy, based upon losses Watson alleges he incurred as the result of his purchase of real property from Gulfstream Realty and Development, an entity affiliated with Mr. Whitney, and with whom the WEG had a student referral agreement. Watson seeks compensatory damages in an unspecified amount, punitive damages, treble damages, injunctive relief, declaratory relief, and fees and costs. The Company is defending and indemnifying Mr. Whitney subject to and in accordance with the Company’s by-laws. WEG has filed a motion to dismiss, which is still awaiting a ruling from the court.

In related matters, Huron River Area Credit Union v. Jeffrey Watson/ Watson v. Whitney Education Group, Inc. and Russell Whitney, Case No. 2008-CA-5870-NC and Huron River Area Credit Union v. Jeffrey Watson/ Watson v. Whitney Education Group, Inc. and Russell Whitney, Case No. 2008-CA-5877-NC, both filed September 6, 2008 in the 12th Judicial Circuit, Sarasota County, FL Civil Division. These matters arose out of two mortgage foreclosure actions by Huron River Area Credit Union against Jeffrey Watson (“Watson”), which involve the real property that is the subject of the Watson v. WEG matter, above. Watson filed a cross-complaint against the Company’s Whitney Education Group subsidiary, n/k/a Rich Dad Education Inc., (“WEG”) and Russell A. Whitney, the Company’s founder and former Chief Executive Officer. In his cross-complaints, Watson alleges causes of action for common law indemnity, breach of contract, breach of the Florida Unfair and Deceptive Trade Practices Act, and conspiracy to commit fraud based on the purchase land and improvements in Lee County, Florida from Gulfstream Realty and Development, an entity affiliated with Mr. Whitney, and with whom the WEG had a student referral agreement. Watson is seeking unspecified compensatory damages, punitive damages, attorney’s fees and costs. The Company is defending and indemnifying Mr. Whitney subject to and in accordance with the Company’s by-laws. WEG has filed a motion to dismiss in each case, which are still awaiting a ruling from the court.

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We are involved from time to time in routine legal matters incidental to our business, including disputes with students and requests from state regulatory agencies. Based upon available information, we believe that the resolution of such matters will not have a material adverse effect on our consolidated financial position or results of operations.

Note 13—Subsequent Events

On November 10, 2014, we and our wholly owned subsidiary Legacy Education Alliance Holdings, Inc., a Colorado corporation (“Legacy Holdings”), entered into an Agreement and Plan of Merger dated as of such date (the (“Merger Agreement”) with Priced In Corp, Inc. and its wholly owned subsidiary Priced In Corp. Subsidiary (“PIC Sub”). On November 10, 2014, pursuant to the Merger Agreement, PIC Sub merged with and into Legacy Holdings (the “Merger”), with Legacy Holdings surviving the Merger and becoming the wholly owned subsidiary of Priced in Corp.

At the effective time of the Merger (the “Effective Time”), the shares of common stock, par value $0.01 per share, of Legacy Holdings outstanding at the Effective Time were converted and exchanged into 16,000,000 shares of Priced In Corp. common stock, par value $0.0001 per share (“Common Stock”), which will be held by us.

There was no cash consideration exchanged in the Merger. In accordance with the terms and conditions of the Merger Agreement, Priced In Corp agreed to pay our taxes and related liabilities and other specified costs and expenses, including certain administrative and related expenses that have been or will be incurred by us from time to time that are related to our investment in Priced In Corp. (including the cost of preparing and distributing reports regarding our business and financial condition to our shareholders), our administrative costs and expenses, and taxes, other than income taxes arising from dividends or distributions by Priced in Corp. to us. All shares of Priced in Corp common stock issued in connection with the Merger are restricted securities, as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Such shares were issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder.

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